Select Inquiries Received through February 20, 2007

1. Subject to approval, you will pay approximately $12 million to settle a class action suit that traces its origins back to 1996. Your recent 8K makes it clear that you are not admitting wrongdoing as part of the settlement. Three questions come to mind:

a.	Who must approve the settlement, and what is the estimated timing?

The Settlement is subject to approval of the Circuit Court of Jackson County, Missouri after notice is sent to all class members.  A hearing for preliminary approval of the settlement and approval of the content and manner of service of the class notice has not been scheduled.  At the hearing on preliminary approval, the Court will set a date for a hearing on final approval and the entry of an order of dismissal.  The Company estimates that the hearing on final approval will not occur for three to six months.

b.	What were the damages that the other side was seeking?

The plaintiff’s were seeking unspecified damages for alleged violations of several state specific statutes, including the Motor Vehicle Time Sales Act; the Merchandising Practices Act; the Legal Tender and Interest Act; Article Nine of the Uniform Commercial Code; and Holder Liability.

c.	Are you concerned that this settlement will enhance the probability that other, similar classes will emerge, without regard to whether or not they have any merit?

Copycat litigation is a risk inherent in all settlements and we certainly cannot predict whether any such suits will be filed. However, given the age of the accounts involved in this case, the fact that many of the allegations’ involve facts unique to Missouri, and the fact that the Company’s processes are significantly different today than in the early to mid 1990’s, the Company believes that any such copycat cases would be difficult for other plaintiff attorneys to successfully prosecute.